Exhibit (e)(1)(c)

SECOND AMENDMENT TO DISTRIBUTION AGREEMENT

This second amendment (“Amendment”) to the novated Distribution Agreement (the “Agreement”) dated as of September 30, 2021, by and between Guinness Atkinson Funds (“Fund Company”) and Foreside Fund Services, LLC (“Distributor”) is entered into as of May 15, 2026 (the “Effective Date”).

WHEREAS, Fund Company and Distributor (“Parties”) desire to amend Exhibit A of the Agreement to clarify that the Funds list does not include any share class of a Fund that is listed on one or more national securities exchanges; and

WHEREAS, the Parties wish to amend the Agreement to reflect an updated address for Distributor; and,

WHEREAS, Section 16 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.	All references in the Agreement to Three Canal Plaza, Suite 100, Portland, ME 04101 as the address of Distributor are hereby deleted in their entirety and replaced by 190 Middle Street, Suite 301, Portland, ME 04101.

4.	Except as expressly amended hereby, all the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

5.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

GUINNESS ATKINSON FUNDS		FORESIDE FUND SERVICES, LLC

By:	/s/ Jim Atkinson	By:	/s/ Teresa Cowan
	Jim Atkinson, President		Teresa Cowan, President

EXHIBIT A

Fund Names

Alternative Energy Fund
Asia Focus Fund

China & Hong Kong Fund
Global Energy Fund
Global Innovators

The Parties agree that this Fund list does not include any share class of a Fund that is listed on one or more national securities exchanges.